PROSPECTUS SUPPLEMENT
(To prospectus dated December 5, 2003)
Filed Pursuant to Rule 424(b)(5)
Registration Number 333-110967

Capital Senior Living Corporation

5,000,000 Shares

Common Stock

        We are offering 5,000,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CSU.” The last reported sale price of our common stock on January 28, 2004 was $6.63 per share.

        Investing in our common stock involves risks and uncertainty. See “Risk Factors” beginning on page S-3.

	Per Share	Total

Public Offering Price	$6.00	$30,000,000
Underwriting Discounts and Commissions	$0.36	$ 1,800,000
Proceeds to Us, Before Expenses	$5.64	$28,200,000

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of our common stock to cover over-allotments, if any, at the public offering price per share, less the underwriting discounts and commissions.

      The underwriters are offering the shares of our common stock as described in “Underwriting.” The underwriters expect to deliver the shares of our common stock to purchasers on or about February 3, 2004.

Jefferies & Company, Inc.	Southwest Securities, Inc.

The date of this Prospectus Supplement is January 28, 2004

FORWARD LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
COMMON STOCK DIVIDENDS
PRICE RANGE OF COMMON STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ABOUT THIS PROSPECTUS
FORWARD LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF THE COMMON STOCK WE MAY OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

      You should rely only on the information contained in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date it is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

FORWARD LOOKING STATEMENTS

      This Prospectus Supplement and the accompanying Prospectus, including the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms. We caution readers that forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. These factors include our ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

      Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section and elsewhere in this Prospectus Supplement and the accompanying Prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

ii

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights information contained elsewhere or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire Prospectus Supplement and accompanying Prospectus, including in each case the documents incorporated by reference herein or therein, and with particular attention to the section entitled “Risk Factors” beginning on page S-3 and our consolidated financial statements and the notes to the consolidated financial statements incorporated by reference herein.

Capital Senior Living Corporation

      We are one of the largest operators of senior living communities in the United States in terms of resident capacity. We and our predecessors have provided senior living services since 1990. As of September 30, 2003, we owned interests in 41 communities in 20 states and managed one community with an aggregate capacity of approximately 6,900 residents. As of September 30, 2003, we also operated one home care agency. Approximately 96% of our total revenues from communities that we owned and managed for the nine months ended September 30, 2003, and approximately 96% of our total revenues from communities that we owned and managed for the year ended December 31, 2002, were attributable to private pay sources. As of September 30, 2003, the stabilized communities (defined as communities not in lease-up) that we operated and in which we owned interests had an average occupancy rate of approximately 91%.

      Our operating strategy is to provide quality senior living communities and services at an affordable price to our residents, while achieving and sustaining a strong, competitive position within our chosen markets, as well as to continue to enhance the performance of our operations. We provide a wide array of senior living services to the elderly at our communities, including independent living, assisted living, skilled nursing and home care services. Many of our communities offer a continuum of care to meet our residents’ needs as they change over time. This continuum of care, which integrates independent living and assisted living and is bridged by home care, sustains residents’ autonomy and independence based on their physical and mental abilities.

Corporate Information

      We are incorporated in Delaware. Our principal offices are located at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254. Our telephone number is (972) 770-5600.

The Offering

Common stock offered	5,000,000 shares

Common stock to be outstanding after this offering	24,849,720 shares

Use of proceeds	We currently intend to use approximately $13.7 million of the net proceeds from the sale of our common stock in this offering to retire debt which matures on October 15, 2004 and which has a current interest rate of 9%. We currently intend to use the remainder of the net proceeds to invest, directly or indirectly, in senior housing communities, for working capital and for other general corporate purposes. See “Use of Proceeds.”

      The information above is based on 19,849,720 shares of common stock outstanding as of January 26, 2004 and excludes an aggregate of 1,454,573 shares of common stock reserved for issuance upon exercise of stock options outstanding on January 26, 2004, granted under our 1997 Stock Incentive Plan and an aggregate of 413,054 shares of common stock reserved for issuance pursuant to future option grants under these plans. At our next annual meeting we will be asking our stockholders to approve an amendment to our 1997 Stock Incentive Plan to increase the number of shares issuable under the plan from 2,000,000 to 2,500,000.

      Unless otherwise indicated, the information in this Prospectus Supplement assumes that the underwriters will not exercise their option to purchase up to 750,000 additional shares of our common stock.

RISK FACTORS

      An investment in our common stock involves various risks. Before you invest in our common stock, you should be aware that the occurrence of any of the events described below could have a material adverse effect on our business, financial position and results of operations, cause the trading price of our common stock to decline and cause you to lose all or part of your investment. You should consider carefully these risk factors, together with all of the other information included in this Prospectus Supplement, the accompanying Prospectus and the documents we incorporate by reference herein and therein before you decide to purchase our common stock.

We have significant debt. Our failure to generate cash flow sufficient to cover required interest and principal payments could result in defaults of the related debt.

      As of September 30, 2003, we had mortgage and other indebtedness totaling approximately $240.5 million. As of September 30, 2003, we had approximately $12.4 million of mortgage and other indebtedness that was payable on or prior to September 30, 2004. We cannot assure you that we will generate cash flow from operations or receive proceeds from refinancings, other financings or the sales of assets sufficient to cover required interest, principal and, if applicable, operating lease payments. Our mortgage and other indebtedness is secured by substantially all of our and our subsidiaries’ assets. Any payment or other default could cause the applicable lender to foreclose upon the communities securing the indebtedness or, if applicable, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to us. Further, because some of our mortgages and debt instruments contain cross-default and cross-collateralization provisions, a payment or other default by us with respect to one community could affect a significant number of our other communities.

Our failure to comply with financial covenants contained in debt instruments could result in the acceleration of the related debt.

      There are various financial covenants and other restrictions in our debt instruments, including provisions which:

•	require us to meet specified financial tests at the parent company level, which include, but are not limited to, liquidity requirements, EBITDA requirements, tangible net worth requirements, a current ratio test and net operating income requirements;

•	require us to meet specified financial tests at the community level, which include, but are not limited to, occupancy requirements, EBITDA requirements, debt service coverage tests, cash flow tests and net operating income requirements; and

•	require consent for changes in control of us.

      If we fail to comply with any of these requirements, then the related indebtedness could become due and payable prior to its stated maturity date. We cannot assure you that we could pay this debt if it became due. Further, because some of our mortgages and debt instruments contain cross-default and cross-collateralization provisions, a default by us with respect to one community could affect a significant number of our other communities.

We will require additional financing and/or refinancings in the future.

      Our ability to meet our long-term capital requirements, including the repayment of certain long-term debt obligations, will depend, in part, on our ability to obtain additional financing or refinancings on acceptable terms from available financing sources, including through the use of mortgage financing, joint venture arrangements, by accessing the debt and/or equity markets and possibly through operating leases or other types of financing, such as lines of credit. There can be no assurance that the financing or refinancings will be available or that, if available, they will be on terms acceptable to us. Moreover, raising additional funds through the issuance of equity securities could cause existing stockholders to experience dilution and could adversely affect the market price of our common stock. Our inability to obtain additional financing or refinancings on terms acceptable to us could delay or eliminate some or all of our growth plans, necessitate the sales of assets at unfavorable prices or both and would have a material adverse effect on our business, financial condition and results of operations.

Our current floating rate debt, and any future floating rate debt, exposes us to rising interest rates.

      We have indebtedness that is currently based on floating interest rates prevailing from time to time. Our future indebtedness and, if applicable, lease obligations may also be based on floating interest rates prevailing from time to time. Therefore, increases in prevailing interest rates could increase our interest or lease payment obligations and could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that we will be able to effectively manage our growth.

      We intend to expand our operations, directly or indirectly, through the acquisition of new senior living communities, the expansion of some of our existing senior living communities and through the increase in the number of communities which we manage under management agreements. The success of our growth strategy will depend, in large part, on our ability to implement these plans and to effectively operate these communities. If we are unable to manage our growth effectively, our business, financial condition and results of operations may be affected adversely.

We cannot assure you that we will be able to acquire additional senior living communities or expand existing senior living communities.

      The acquisition of additional communities or other businesses involves a number of risks. Communities that are available for acquisition frequently serve or target different markets than those presently served by us. We may also determine that renovations of acquired communities and changes in staff and operating management personnel are necessary to successfully integrate those communities or businesses into our existing operations. The costs incurred to reposition or renovate newly acquired communities may not be recovered by us. In undertaking acquisitions, we also may be adversely impacted by unforeseen liabilities attributable to the prior operators of those communities or businesses, against whom we may have little or no recourse. The success of our acquisition strategy will be determined by numerous factors, including our ability to identify suitable acquisition candidates; the competition for those acquisitions; the purchase price; the requirement to make operational or structural changes and improvements; the financial performance of the communities or businesses after acquisition; our ability to finance the acquisitions; and our ability to integrate effectively any acquired communities or businesses into our management, information and operating systems. We cannot assure you that our acquisition of senior living communities or other businesses will be completed at the rate currently expected, if at all, or if completed, that any acquired communities or businesses will be successfully integrated into our operations or profitable.

      Our ability to successfully expand existing senior living communities will depend on a number of factors, including, but not limited to, our ability to acquire suitable sites for expansion at reasonable prices; our success in obtaining necessary zoning, licensing, and other required governmental permits and authorizations; and our ability to control construction costs and accurately project completion schedules. Additionally, we anticipate that the expansion of existing senior living communities may involve a substantial commitment of capital for a period of time of two years or more until the expansions are operating and producing revenue, the consequence of which could be an adverse impact on our liquidity. We cannot assure you that our expansion of existing senior living communities will be completed at the rate currently expected, if at all, or if completed, that such expansions will be profitable.

Termination of resident agreements could affect adversely our revenues and earnings.

      State regulations governing assisted living facilities require written resident agreements with each resident. Most of these regulations also require that each resident have the right to terminate the resident agreement for any reason on reasonable notice. Consistent with these regulations, the resident agreements signed by us allow residents to terminate their agreements on 30 days’ notice. Thus, we cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements that involve lease agreements with specified leasing periods of up to a year or longer. If a large number of residents elected to terminate their resident agreements at or around the same time, then our revenues and earnings could be adversely affected. In addition, the advanced age of our average resident means that the resident turnover rate in our senior living communities may be difficult to predict.

We largely rely on private pay residents. Circumstances that adversely effect the ability of the elderly to pay for our services could have a material adverse effect on us.

      Approximately 96% of our total revenues from communities that we owned and managed for the nine months ended September 30, 2003, and approximately 96% of our total revenues from communities that we owned and managed for the year ended December 31, 2002, were attributable to private pay sources. For the same periods, approximately 4% of our revenues from these communities were attributable to reimbursements from Medicare and Medicaid. We expect to continue to rely primarily on the ability of residents to pay for our services from their own or familial financial resources. Inflation or other circumstances that adversely affect the ability of the elderly to pay for our services could have a material adverse effect on our business, financial condition and results of operations.

We are subject to some particular risks related to third-party management agreements.

      We currently manage one senior living community for a third party and 17 senior living communities for joint ventures in which we have a minority interest pursuant to multi-year management agreements. The management agreements generally have initial terms of between five and ten years, subject to certain renewal rights. Under these agreements we provide management services to third party and joint venture owners to operate senior living communities and have provided, and may in the future provide, management and consulting services to third parties on market and site selection, pre-opening sales and marketing, start-up training and management services for facilities under development and construction. In most cases, either party to the agreements may terminate them upon the occurrence of an event of default caused by the other party. In addition, subject to our rights to cure deficiencies, community owners may terminate us as manager if any licenses or certificates necessary for operation are revoked, or if we have a change of control. Also, in some instances, a community owner may terminate the management agreement relating to a particular community if we are in default under other management agreements relating to other communities owned by the same community owner or its affiliates. In addition, in certain cases the community owner may terminate the agreement upon 30 days’ notice to us in the event of a sale of the community. In those agreements which are terminable in the event of a sale of the community, we have certain rights to offer to purchase the community. The termination of a significant portion of our management agreements could have a material adverse effect on our business, financial condition and results of operations.

Performance of our obligations under our joint venture arrangements could have a material adverse effect on us.

      We hold minority interests ranging from 1% to 19% in several joint ventures with affiliates of Lehman Brothers and Blackstone Real Estate Advisors. We also manage the communities owned by these joint ventures. Under the management agreements for the seven communities owned by Triad Senior Living I, L.P., a joint venture with an affiliate of Lehman Brothers, we are obligated to loan funds to Triad I to cover operating deficits. Under the joint venture agreements with Blackstone covering four communities, we are obligated to forego distributions if certain cash flow targets are not met. Also in the Blackstone joint ventures, we are obligated to contribute additional capital if both parties agree to make additional acquisitions. We are subject to various non-compete provisions under the management agreements with the Blackstone joint ventures and certain of the Lehman Brothers joint ventures, which may impede our ability to conduct business in desirable areas. We have existing loans which we have made to Triad I and the other Lehman Brothers joint ventures. Since we hold minority interests in these joint ventures, we cannot control repayment of these loans. All of the management agreements with the joint ventures contain termination and renewal provisions.

We do not control joint venture decisions covering termination or renewal. Performance of the above obligations or termination or non-renewal of the management agreements could have a material adverse effect on our business, financial condition and results of operations.

The senior living services industry is very competitive and some competitors have substantially greater financial resources than we do.

      The senior living services industry is highly competitive, and we expect that all segments of the industry will become increasingly competitive in the future. We compete with other companies providing independent living, assisted living, skilled nursing, home health care and other similar services and care alternatives. We also compete with other health care businesses with respect to attracting and retaining nurses, technicians, aides and other high quality professional and non-professional employees and managers. Although we believe there is a need for senior living communities in the markets where we are operating communities, we expect that competition will increase from existing competitors and new market entrants, some of whom may have substantially greater financial resources than us. In addition, some of our competitors operate on a not-for-profit basis or as charitable organizations and have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which are available to us. Furthermore, if the development of new senior living communities outpaces the demand for those communities in the markets in which we have senior living communities, those markets may become saturated. Regulation in the independent and assisted living industry, which represents a substantial portion of our senior living services, currently is not substantial. Consequently, development of new senior living communities could outpace demand. An oversupply of those communities in our markets could cause us to experience decreased occupancy, reduced operating margins and lower profitability.

We rely on the services of key executive officers and the loss of these officers or their services could have a material adverse effect on us.

      We depend on the services of our executive officers for our management. The loss of some of our executive officers and the inability to attract and retain qualified management personnel could affect our ability to manage our business and could adversely affect our business, financial condition and results of operations.

A significant increase in our labor costs could have a material adverse effect on us.

      We compete with other providers of senior living services and other health care businesses with respect to attracting and retaining qualified management personnel responsible for the day-to-day operations of each of our communities and skilled personnel responsible for providing resident care. A shortage of nurses or trained personnel may require us to enhance our wage and benefits package in order to compete in the hiring and retention of these personnel or to hire more expensive temporary personnel. We also will be dependent on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. No assurance can be given that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. Any significant failure by us to control our labor costs or to pass on any increased labor costs to residents through rate increases could have a material adverse effect on our business, financial condition and results of operations.

There is an inherent risk of liability in the provision of personal and health care services, not all of which may be covered by insurance.

      The provision of personal and health care services in the long-term care industry entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. Moreover, senior living communities offer residents a greater degree of independence in their daily living. This increased level of independence may subject the resident and, therefore, us to risks that would be reduced in more institutionalized settings. We currently maintain insurance in amounts we believe are comparable to that maintained by other senior living companies based on the nature of the risks, our historical experience and industry standards, and we believe that this insurance coverage is adequate. However, we may become subject to claims in excess of our insurance or claims not covered by our insurance, such as claims for punitive damages, terrorism and natural disasters. A claim against us not covered by, or in excess of, our insurance could have a material adverse effect upon us.

      In addition, our insurance policies must be renewed annually. Based upon poor loss experience, insurers for the long-term care industry have become increasingly wary of liability exposure. A number of insurance carriers have stopped writing coverage to this market, and those remaining have increased premiums and deductibles substantially. Therefore, we cannot assure you that that we will be able to obtain liability insurance in the future or that, if that insurance is available, it will be available on acceptable economic terms.

We are subject to government regulations and compliance, some of which are burdensome and some of which may change to our detriment in the future.

      Federal and state governments regulate various aspects of our business. The development and operation of senior living communities and the provision of health care services are subject to federal, state and local licensure, certification and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, billing practices and policies, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new residents, suspension or decertification from the Medicare program, restrictions on the ability to acquire new communities or expand existing communities and, in extreme cases, the revocation of a community’s license or closure of a community. We believe that regulation of our business will increase in the future, and we are unable to predict the content of new regulations or their effect on our business, any of which could materially adversely affect us.

      Various states, including several of the states in which we currently operate, control the supply of licensed skilled nursing beds, assisted living communities and home health care agencies through certificate of need (CON) or other programs. In those states, approval is required for the construction of new health care communities, the addition of licensed beds and some capital expenditures at those communities, as well as the opening of a home health care agency. To the extent that a CON or other similar approval is required for the acquisition or construction of new communities, the expansion of the number of licensed beds, services, or existing communities, or the opening of a home health care agency, we could be adversely affected by our failure or inability to obtain that approval, changes in the standards applicable for that approval, and possible delays and expenses associated with obtaining that approval. In addition, in most states, the reduction of the number of licensed beds or the closure of a community requires the approval of the appropriate state regulatory agency and, if we were to seek to reduce the number of licensed beds at, or to close, a community, we could be adversely affected by a failure to obtain or a delay in obtaining that approval.

      Federal and state anti-remuneration laws, such as “anti-kickback” laws, govern some financial arrangements among health care providers and others who may be in a position to refer or recommend patients to those providers. These laws prohibit, among other things, some direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of a particular provider of health care items or services. Federal anti-kickback laws have been broadly interpreted to apply to some contractual relationships between health care providers and sources of patient referral. Similar state laws vary, are sometimes vague, and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion of health care providers or suppliers from participation in Medicare and Medicaid programs. There can be no assurance that those laws will be interpreted in a manner consistent with our practices.

      Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require modifications to existing and planned communities to create access to the properties by disabled persons. Although we believe that our communities are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by us. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

      The Health Insurance Portability and Accountability Act of 1996, or HIPAA, among other things, established standards for the use of and access to health information. Known as the administrative simplification requirements, these provisions, as implemented by regulations published by the United States Department of Health and Human Services, established among other things, standards for the security and privacy of health information. Additionally, the rules provide for the use of uniform standard codes for electronic transactions and require the use of uniform employer identification codes. Penalties for violations can range from civil fines to criminal sanctions for the most serious offenses. Compliance with the rules is phased in beginning in October 2002 and extending until April 2005. These rules are complicated, and there are still a number of unanswered questions with respect to the extent and manner in which the HIPAA rules apply to businesses such as those operated by us.

We may be subject to liability for environmental damages.

      Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at the property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by those parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and liability under these laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of the substances may be substantial, and the presence of the substances, or the failure to properly remediate the property, may adversely affect the owner’s ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility, whether or not the facility is owned or operated by the person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. If we become subject to any of these claims, the costs involved could be significant and could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our stock is held by a relatively small number of stockholders.

      Our officers and directors and entities controlled by them collectively beneficially own approximately 30.1% of our outstanding shares of common stock. In addition, one of our founders, who was previously an officer and a director, beneficially owns approximately 24.4% of our outstanding shares of common stock. Accordingly, while there is no agreement among these people to do so, they would have the ability, by voting their shares in concert, to control the election of our board of directors and the outcome of all other matters submitted to our stockholders. Furthermore, that influence could deter any unsolicited acquisition of us, and, consequently, adversely affect the market price of our common stock.

Sales of substantial numbers of shares of our common stock by existing holders, or the perception that such sales could occur, could cause the price of our common stock to decline.

      Our officers, directors, entities controlled by them and one of our founders who was previously an officer and a director, beneficially own a significant portion of our common stock. Sales of substantial numbers of shares of our common stock by any of them or other holders of our common stock, or the perception that such sales could occur, could cause the price of our common stock to decline. A significant portion of our common stock is not subject to agreements restricting its sale.

The price of our common stock has fluctuated, and a number of factors may cause our common stock price to decline.

      The market price of our common stock has fluctuated and could fluctuate significantly in the future in response to various factors and events, including, but not limited to, the risks set out in this Prospectus Supplement, as well as:

•	the liquidity of the market of our common stock;

•	variations in our operating results;

•	variations from analysts’ expectations; and

•	general economic trends and conditions.

      In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may cause the market price of our common stock to decline. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. Securities class action litigation could result in substantial costs and a diversion of management’s attention and resources.

The effect of certain anti-takeover provisions may make it more difficult for a third party to acquire, or discourage third party from attempting to acquire, control of us.

      Our amended and restated certificate of incorporation and our bylaws, as well as Delaware corporate law, contain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions allow us to issue, without stockholder approval, preferred stock having rights senior to those of our common stock. Other provisions impose various procedural and other requirements, including, advance notice and super-majority voting provisions, that could make it more difficult for stockholders to effect certain corporate actions. In addition, our board of directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the board of directors. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an “interested stockholder” (defined generally as a person owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (as defined) for three years following the date that person became an interested stockholder unless certain conditions are satisfied. Finally, we have adopted a shareholder rights plan, which may make it more difficult for a third party to acquire control of us or discourage a third party from attempting to do so.

Our management will have broad discretion with respect to the use of the proceeds of this offering.

      Our management will have broad discretion as to how to use the proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of the proceeds are uncertain.

USE OF PROCEEDS

      We will receive approximately $27.9 million in net proceeds from the sale of our shares of common stock in this offering (or approximately $32.1 million if the underwriters exercise their over-allotment option in full), in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

      We currently intend to use approximately $13.7 million of the net proceeds from the sale of our common stock in this offering to retire debt which matures on October 15, 2004 and which has a current interest rate of 9%. We intend to use the remainder to invest, directly or indirectly, in senior housing communities, for working capital and for other general corporate purposes. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, in the future, use an unspecified portion of the net proceeds to acquire or invest in properties, joint ventures or companies. The timing and amount of any actual expenditures will be based on many factors, including cash flows from operating, investing and financing activities and the growth of our business. Until we use the net proceeds of this offering for the above purposes, we may invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

CAPITALIZATION

      The following table sets forth our actual capitalization at September 30, 2003 and as adjusted to give effect to the issuance of 5,000,000 shares of our common stock offered hereby and the application of the estimated net proceeds of the offering. See “Use of Proceeds.” The capitalization information set forth in the table below is qualified by the more detailed consolidated financial statements and notes thereto incorporated by reference into this Prospectus Supplement.

	As of September 30, 2003

	Actual	As Adjusted

	(dollars in thousands)
Cash and cash equivalents	$8,741	$22,975
Restricted cash and marketable securities	12,356	12,356

Total cash	$21,097	$35,331

Debt:
Current portion of notes payable	$12,426	$9,126
Notes payable, net of current portion	228,115	217,715

Total debt	240,541	226,841
Shareholders’ equity:
Preferred stock, $0.01 par value per share; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value per share; 65,000,000 shares authorized, 19,806,025 (actual) and 24,806,025 (as adjusted) shares issued	198	248
Additional paid-in capital	92,205	120,089
Retained earnings	30,706	30,706

Total shareholders’ equity	123,109	151,043

Total capitalization	$363,650	$377,884

COMMON STOCK DIVIDENDS

      The holders of our common stock are entitled to dividends in such amounts and at such times, if any, as may be declared by our board of directors out of legally available funds. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

PRICE RANGE OF COMMON STOCK

      Our common stock is listed on the New York Stock Exchange under the symbol “CSU.” The following table summarizes the high and low intra-day sales prices for our common stock for the periods indicated through January 28, 2004:

	High	Low

2004:
First Quarter (through January 28, 2004)	$7.28	$5.78

2003:
Fourth Quarter	$6.40	$3.95
Third Quarter	$4.95	$3.03
Second Quarter	$3.38	$2.86
First Quarter	$2.99	$2.54

2002:
Fourth Quarter	$2.70	$2.03
Third Quarter	$3.30	$2.25
Second Quarter	$3.80	$3.00
First Quarter	$4.25	$2.60

      On January 28, 2004 the last reported sale price of our common stock on the New York Stock Exchange was $6.63 per share. As of January 26, 2004, there were approximately 57 stockholders of record of our common stock.

UNDERWRITING

      Subject to the terms and conditions stated in the underwriting agreement between us and the underwriters, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to each named underwriter, the number of shares set forth opposite the name of each underwriter.

Underwriter	Number of Shares

Jefferies & Company, Inc.	3,750,000
Southwest Securities, Inc.	1,250,000

Total	5,000,000

      The underwriting agreement provides that the obligation of the several underwriters to purchase the shares offered by us are subject to some conditions. The underwriters are obligated to purchase all of the shares offered by us, other than those covered by the over-allotment option described below, if any of the shares are purchased. The underwriting agreement also provides that, in the event of a default by an underwriter, in some circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

      The underwriters have not and will not use a selling group to sell the shares of our common stock offered hereby. We cannot assure you that the prices at which the common stock shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the shares will develop and continue after this offering.

      We have granted to the underwriters an option, exercisable not later than 30 days after the date of this Prospectus Supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional shares at the public offering price less the underwriting discounts and commissions set forth on the cover of this Prospectus Supplement.

      The underwriters may exercise that option only to cover over-allotments, if any, made in connection with the sale of the shares of common stock offered by us. To the extent that option is exercised, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

      The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 750,000 additional shares.

		Total

	Per	No Exercise	Full Exercise
	Share	of Option	of Option

Public offering price	$6.00	$30,000,000	$34,500,000
Underwriting discounts and commissions to be paid by us	$0.36	$1,800,000	$2,070,000
Proceeds to us before expenses	$5.64	$28,200,000	$32,430,000

      We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $0.3 million, which will be paid by us.

      This offering of our common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares of our common stock in whole or in part.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

      We and our executive officers and directors and certain entities controlled by them have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or exercisable or exchangeable for our common stock, publicly disclose an intention to make any such offer, sale, contract to sell, pledge or disposition, or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock, whether any such transaction described above is to be settled by delivery of common stock, or other securities, in cash or otherwise, without the prior written consent of Jefferies & Company, Inc. for a period of 90 days after the date of this Prospectus Supplement, other than:

•	gifts to any person or entity who agrees to be similarly bound; or

•	any such disposition made pursuant to any written trading plan adopted pursuant to Rule 10b5-1 of the Securities Exchange Act and existing on the date hereof.

      However, one of our stockholders who is a former officer and director and no longer an affiliate of ours, beneficially owns approximately 24.4% of our outstanding shares of common stock and has not signed an agreement restricting his ability to sell those shares.

      We and our executive officers and directors and certain entities controlled by them have also agreed not to file or participate in the filing with the Securities and Exchange Commission of any registration statement, circulate or participate in the circulation of any prospectus or other disclosure document with respect to any proposed offering or sale of our common stock or exercise any rights they may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of our common stock, without the prior written consent of the underwriters for a period of 90 days after the date of this Prospectus Supplement.

      Upon the expiration of this 90-day lock-up period, substantially all of these shares will become eligible for sale, subject to the restrictions of Rule 144. These restrictions will not affect our ability to:

•	issue, sell or award shares of our common stock or securities convertible into, exercisable or exchangeable for, shares of our common stock pursuant to our 1997 Stock Incentive Plan;

•	issue shares of our common stock or other securities pursuant to the exercise of stock options currently outstanding; or

•	issue shares of our common stock or securities convertible into, or exercisable or exchangeable for, shares of our common stock in connection with any acquisition transaction, as long as the terms of any such acquisition contractually prohibit the resale or other disposition of such securities through and including the date 90 days after the date of this Prospectus Supplement.

      We have been advised by the representatives of the underwriters that, in accordance with Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market.

      A “syndicate covering transaction” is a bid for or the purchase of shares on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with this offering. The underwriters may create a syndicate short position by making short sales of our shares and may purchase our shares in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales can be either “covered” or “naked.” “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. “Naked” short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or “cover” this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in “syndicate covering transactions.” The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

      A “stabilizing bid” is a bid for or the purchase of shares on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A “penalty bid” is an arrangement that permits the representatives of the underwriters to reclaim the selling concession from an underwriter or a syndicate member when shares sold by such underwriter or syndicate members are purchased by the representatives in a syndicate covering transaction and, therefore, have not been effectively placed by the underwriter or syndicate member.

      We have been advised by the representatives of the underwriters that these transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

      Jefferies & Company, Inc. has in the past provided and in the future may provide investment banking and other financial advisory services to us, for which we have paid and expect to pay customary fees and expenses.

LEGAL MATTERS

      Jenkens & Gilchrist, P.C., Dallas, Texas, will pass on certain legal matters for us in connection with this offering. Morrison & Foerster LLP, New York, New York, will pass on certain legal matters for the underwriters in connection with this offering.

EXPERTS

      The consolidated financial statements of Capital Senior Living Corporation contained in our Annual Report on Form 10-K for each of the three years in the period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

      The financial statements for the years ended December 31, 2002 and 2001 of Triad Senior Living II, LP, Triad Senior Living III, LP, Triad Senior Living IV, LP and Triad Senior Living V, LP, contained in our Current Report on Form 8-K/ A, filed with the Securities and Exchange Commission on October 10, 2003, have been audited by Lane Gorman Trubitt, L.L.P., independent auditors, as set forth in their reports thereon included in such Form 8-K/ A and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon Lane Gorman Trubitt, L.L.P.’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC’s Public Reference Rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Rooms. Our SEC filings are also available to the public on the SEC’s Website at http://www.sec.gov. Our reports, proxy statements and other information also may be read and copied at the offices of the New York Stock Exchange, Inc., located at 11 Wall Street, New York, NY 10005.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered in connection with this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus do not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, you should refer to the registration statement. Statements contained in this Prospectus Supplement and the accompanying Prospectus as to the contents of any contract or document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of each contract or document is qualified in all respects by reference to the contract or document. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus Supplement and the accompanying Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than current reports furnished on Form 8-K under Items 9 and 12):

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(2)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

(3)	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

(4)	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

(5)	the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on October 3, 1997, and any subsequent amendments or reports filed for the purpose of updating this description;

(6)	the description of rights to purchase our Series A junior participating preferred stock set forth in our registration statement on Form 8-A filed with the SEC on March 17, 2000, and any subsequent amendments or reports filed for the purpose of updating this description;

      (7) the following reports on Form 8-K:

(a)	Form 8-K filed with the SEC on May 6, 2003*;

(b)	Form 8-K filed with the SEC on July 30, 2003*;

(c)	Form 8-K/ A filed with the SEC on October 10, 2003;

(d)	Form 8-K filed with the SEC on November 5, 2003*;

(e)	Form 8-K/ A filed with the SEC on December 5, 2003;

(f)	Form 8-K filed with the SEC on December 24, 2003*;

(g)	Form 8-K filed with the SEC on January 14, 2004*;

(h)	Form 8-K filed with the SEC on January 28, 2004; and

(8)	The sections entitled “Election of Directors,” “Executive Compensation,” “Principal Stockholders and Stock Ownership Management” and “Certain Relationships and Related Transactions” contained in our Proxy Statement on Schedule 14A for our 2003 Annual Meeting of Stockholders.

*	Portions of these reports were furnished to the SEC under Item 9, Regulation FD Disclosure, and Item 12, Results of Operations and Financial Condition. Pursuant to General Instruction B(2) and (6) of Form 8-K, the portions of these reports submitted under Items 9 and 12 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act, and we are not subject to the liabilities of that section. We are not incorporating by reference those portions of these reports that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act, and we will not incorporate by reference those portions of future filings of reports on Form 8-K into a filing under the Securities Act or the Securities Exchange Act, or into this Prospectus Supplement or the accompanying Prospectus that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act.

      The reports and other documents that we file after the date of this Prospectus Supplement and the accompanying Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus Supplement and the accompanying Prospectus and will update, supplement and supersede the information in this Prospectus Supplement and the accompanying Prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
(972) 770-5600

PROSPECTUS

Capital Senior Living Corporation

$50,000,000

Common Stock

        We may offer, issue and sell, from time to time, in amounts, at prices and on terms that we will determine at the time of offering, up to $50,000,000 in the aggregate of common stock. We will provide you with the specific terms of an offering of common stock in a supplement to this Prospectus, which we refer to as a Prospectus Supplement. The Prospectus Supplement will set forth the terms of the offering and sale of our common stock. We will deliver the Prospectus Supplement with this Prospectus. For information about the general terms of our common stock, see “Description of the Common Stock We May Offer.”

      Our common stock is listed on the New York Stock Exchange under the symbol “CSU.” On December 4, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $6.23 per share.

      Our common stock may be sold directly by us, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution” beginning on page 7. If any such agents or underwriters are involved in the sale of any common stock, the names of the agents and underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement. Each applicable Prospectus Supplement will provide the terms of the plan of distribution relating to the common stock covered by that Prospectus Supplement.

      You should read this Prospectus and any Prospectus Supplement carefully before you invest. Investing in our securities involves many risks. Please see “Risk Factors” beginning on page 2.

      Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 5, 2003

ABOUT THIS PROSPECTUS

      This document is called a Prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time sell the common stock described in this Prospectus in one or more offerings up to a total dollar amount of $50,000,000.

      This Prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will provide a Prospectus Supplement containing specific information about the terms of the offering. That Prospectus Supplement will include a discussion of any risk factors or other special considerations that apply to our common stock. The Prospectus Supplement also may add, update or change information in this Prospectus. If there is any inconsistency between the information in this Prospectus and a Prospectus Supplement, you should rely on the information in that Prospectus Supplement. You should read both this Prospectus and any Prospectus Supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement containing this Prospectus, including any exhibits to the registration statement, provides additional information about us and the common stock offered under this Prospectus. The registration statement can be read at the SEC Website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

      When acquiring any common stock discussed in this Prospectus, you should rely only on the information provided in this Prospectus and any applicable Prospectus Supplement, including the information incorporated by reference. Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information. We are not offering the common stock in any state where such an offer is prohibited. You should not assume that the information in this Prospectus, any Prospectus Supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

      Unless otherwise mentioned or unless the context requires otherwise, all references in this Prospectus to “Capital Senior Living Corporation,” “Capital Senior,” “we,” “us,” “our,” or similar references mean Capital Senior Living Corporation.

i

FORWARD LOOKING STATEMENTS

      This Prospectus, including the documents incorporated by reference in this Prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms. We caution readers that forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. These factors include our ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

      Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section in any applicable Prospectus Supplement and elsewhere in this Prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

      You should rely only on the information contained or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide you with different information. You should assume that the information appearing in this Prospectus, or any applicable Prospectus Supplement, is accurate only as of the date on the front cover of this Prospectus or any applicable Prospectus Supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

      You should read this summary together with the entire Prospectus, including the more detailed information in our financial statements and accompanying notes incorporated by reference in this Prospectus.

Business Summary

      We are one of the largest operators of senior living communities in the United States in terms of resident capacity. We and our predecessors have provided senior living services since 1990. As of September 30, 2003, we owned interests in 41 communities in 20 states and managed one community with an aggregate capacity of approximately 6,900 residents. As of September 30, 2003, we also operated one home care agency. During the nine month period ended September 30, 2003, approximately 96% of total revenues for the senior living communities owned and managed by us were derived from private pay sources. As of September 30, 2003, the stabilized communities (defined as communities not in lease-up) that we operated and in which we owned interests had an average occupancy rate of approximately 91%.

      Our operating strategy is to provide quality senior living communities and services at an affordable price to our residents, while achieving and sustaining a strong, competitive position within our chosen markets, as well as to continue to enhance the performance of our operations. We provide a wide array of senior living services to the elderly at our communities, including independent living, assisted living, skilled nursing and home care services. Many of our communities offer a continuum of care to meet our residents’ needs as they change over time. This continuum of care, which integrates independent living and assisted living and is bridged by home care, sustains residents’ autonomy and independence based on their physical and mental abilities.

Corporate Information

      We are a Delaware corporation. Our principal offices are located at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254. Our telephone number is (972) 770-5600.

RISK FACTORS

      The Prospectus Supplement applicable to any common stock we offer will contain a discussion of risks applicable to an investment in us and to the common stock we are offering under that Prospectus Supplement. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable Prospectus Supplement, together with all of the other information contained in the Prospectus Supplement or appearing or incorporated by reference in this Prospectus.

USE OF PROCEEDS

      Currently, we intend to use the net proceeds from the sale of our common stock to invest, directly or indirectly, in senior housing communities, to retire debt, for working capital and for other general corporate purposes. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in properties, joint ventures or companies. If we elect at the time of the issuance of any common stock to make different or more specific use of proceeds other than as described in this Prospectus, we will describe the change in use of proceeds in the applicable Prospectus Supplement. Our management may spend the proceeds from the sale of our common stock in ways which some of our stockholders may not deem desirable.

      The timing and amount of our actual expenditures will be based on many factors, including cash flows from operating, investing and financing activities and the growth of our business.

      Until we use the net proceeds of this offering for the above purposes, we may invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

DESCRIPTION OF THE COMMON STOCK WE MAY OFFER

      The following summary description of our common stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated articles of incorporation and amended and restated bylaws, see “Where You Can Find More Information.”

Common Stock

      Currently, we have authority to issue 65,000,000 shares of common stock, $0.01 par value per share. As of September 30, 2003, 19,806,025 shares of our common stock were issued and outstanding. Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting, and accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Our certificate of incorporation provides that whenever there is paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over our common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are entitled, then dividends may be paid on our common stock out of any assets legally available therefor, but only when and as declared by our board of directors. Our certificate of incorporation also provides that in the event of any liquidation, dissolution or winding up of our company, after there is paid to or set aside for the holders of any class of stock having preference over our common stock the full amount to which such holders are entitled, then the holders of the common stock, shall be entitled, after payment or provision for payment of all debts and liabilities of our company, to receive the remaining assets of our company available for distribution, in cash or in kind. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any shares of any series of preferred stock that we may issue in the future.

Preferred Stock

      Our certificate of incorporation provides that the board of directors is authorized to issue preferred stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Such action may be taken by the board without stockholder approval. Under our certificate of incorporation, each share of each series of preferred stock is to have the same relative rights as, and be identical in all respects with, all other shares of the same series. While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of preferred stock, among other things, could adversely affect the voting power of the holders of common stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of our company.

Registration Rights

      Under our employment agreements with Lawrence A. Cohen, our Chief Executive Officer, director and Vice Chairman of the Board, and James A. Stroud, our Chairman of the Board and Chairman and Secretary, Mr. Cohen and Mr. Stroud are each entitled to certain rights with respect to the registration under the Securities Act of 1933, as amended, of our securities they hold. Under Mr. Cohen’s employment agreement, if we propose to register any of our securities under the Securities Act of 1933, as amended, either for our own account or the account of other security holders, Mr. Cohen is entitled to notice of the registration and has the right to include the securities of ours that he holds in the registration. Under Mr. Stroud’s employment agreement he has similar registration rights as Mr. Cohen. These registration rights are subject to certain conditions, including the right of any underwriters of these offerings to limit the number of shares included in any of these registrations. We have agreed to pay all expenses related to these registrations, except for underwriting discounts and selling commissions. Mr. Cohen and Mr. Stroud have waived these registration rights with respect to the offering described in this Prospectus. In addition to the rights described above, under Mr. Stroud’s employment agreement, upon a registration event, as defined in the employment agreement, he has certain rights to require us to register the securities of ours that he holds for resale.

Certain Charter and Bylaw Provisions

      Our certificate of incorporation and bylaws, as amended, contain, among other things, certain provisions described below that may reduce the likelihood of a change in the board of directors or voting control of our company without the consent of the board of directors. These provisions could have the effect of discouraging, delaying or preventing tender offers or takeover attempts that some or a majority of the stockholders might consider to be in the stockholders’ best interest, including offers or attempts that might result in a premium over the market price for our common stock.

      Classified Board. The number of directors of our company shall be the number as from time to time fixed by, or in the manner provided in our bylaws within the range of a minimum of three and a maximum of 15 directors specified in our certificate of incorporation. Pursuant to our bylaws, the number of directors within the range set forth in our certificate of incorporation shall be determined by resolution of the board passed by at least two-thirds of the directors then in office. Directors are divided into three classes, each consisting of approximately one-third of the total number of directors. The term of office of each class is three years and expires in successive years at the time of the annual meeting of stockholders.

      Filling of Board Vacancies; Removal. Any vacancy occurring in the board of directors, including any vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. Directors may only be removed for cause with the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock then entitled to vote at an election of directors.

      Stockholder Action by Unanimous Written Consent. Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

      Call of Special Meeting. Special meetings of stockholders may be called at any time but only by the chairman of the board, by a majority of the directors then in office, or by stockholders possessing at least 25% of the voting power of the issued and outstanding voting stock entitled to vote generally in the election of directors.

      Bylaw Amendments. The stockholders may amend the bylaws by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of our company entitled to vote thereon. Directors may also amend the bylaws by a majority vote of the directors then in office, with certain exceptions.

      Certificate Amendments. Except as set forth in our certificate of incorporation or as otherwise specifically required by law, no amendment of any provision of our certificate of incorporation shall be made unless such amendment has been first proposed by the board of directors and approved by the affirmative vote of at least two-thirds of the outstanding shares of stock of our company entitled to vote thereon. However, if such amendment is to the provisions described above or the provisions in our certificate of incorporation relating to our name, registered office and agent for service of process, business purpose or authorized number of shares and rights of holders of common stock, such amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

      Stockholder Nominations and Proposals. Notice of stockholder proposals and director nominations must be timely given in writing to our corporate Secretary prior to the meeting at which the matters are to be acted upon or the directors are to be elected. To be timely, notice must be received at our principal offices not less than 60, nor more than 90 days prior to the meeting of stockholders. However, that if less than 70 days’

notice or prior public disclosure of the date of the meeting is given or made, to be timely, notice by the stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or the day on which public disclosure was made, whichever occurs first. The purpose of requiring advance notice is to afford the board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of others stockholder proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about those matters.

Section 203 of the Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an “Interested Stockholder”), but less than 85% of such shares, may not engage in certain “Business Combinations” with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless: (i) prior to such date the corporation’s board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or (ii) the Business Combination is approved by the corporation’s board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

      Section 203 defines the term “Business Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or a transaction in which the Interested Stockholder receives certain other benefits.

Stockholder Rights Agreement

      On March 9, 2000, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on March 20, 2000, to the stockholders of record at the close of business on that date. Each right entitles the registered holder to purchase from us a unit of one one-thousandth of a share of our Series A junior participating preferred stock, at a price of $22.00 per unit. The description and terms of the rights are set forth in a rights agreement, dated as of March 9, 2000, between us and ChaseMellon Investor Services, L.L.C., as rights agent.

      Until the earlier to occur of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, other than as a result of repurchases of stock, or (ii) 10 business days (or such later date as may be determined by action of our board of directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates is the distribution date), the rights will be evidenced, with respect to any of the common stock certificates outstanding as of the record date, by the common stock. The rights agreement specifically provides that James A. Stroud, our Chairman of the Board and Chairman and Secretary, Senior Living Trust, as long as Mr. Stroud is the trustee, and Autumnwood, Ltd., as long as Senior Living Trust is the general partner and Mr. Stroud remains as trustee, may together acquire up to 49% of our outstanding common stock without triggering the exercisability of the rights as long as Mr. Stroud is an executive officer of ours.

      The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after the record date, upon transfer or new issuance of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates of common stock will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate rights certificates alone will evidence the rights.

      The rights are not exercisable until the distribution date. The rights will expire at the close of business on March 9, 2010, unless that final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

      The purchase price payable, and the number of units of Series A junior participating preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A junior participating preferred stock, (ii) upon the grant to holders of the units of Series A junior participating preferred stock of certain rights or warrants to subscribe for or purchase units of Series A junior participating preferred stock at a price, or securities convertible into units of Series A junior participating preferred stock with a conversion price, less than the then current market price of the units of a Series A junior participating preferred stock or (iii) upon the distribution to holders of the units of Series A junior participating preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in units of Series A junior participating preferred stock) or of subscription rights or warrants (other than those referred to above).

      The number of outstanding rights and the number of units of Series A junior participating preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

      The Series A junior participating preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A junior participating preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the shares of Series A junior participating preferred stock will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of Series A junior participating preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of Series A junior participating preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

      Because of the nature of the dividend, liquidation and voting rights, the value of each unit of Series A junior participating preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

      If, after the rights become exercisable, we are acquired in a merger or other business combination transaction with an acquiring person or one of its affiliates, or 50% or more of our consolidated assets or earning power are sold to an acquiring person or one of our affiliates, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

      If any person or group affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will have the right to receive upon exercise that number of shares of common stock or units of Series A junior participating preferred stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

      At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of common stock and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio per unit of Series A junior participating preferred stock equal to the purchase price divided by the then current market price per unit of Series A junior participating preferred stock on the earlier of (i) the date on which any person becomes an acquiring person and (ii) the date on which a tender or exchange offer is announced which, if consummated, would result in the offeror being the beneficial owner of 15% or more of the shares of common stock then outstanding.

      With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Series A junior participating preferred stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Series A junior participating preferred stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the units of Series A junior participating preferred stock on the last trading day prior to the date of exercise.

      At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated person acquire beneficial ownership of 15% or more of our outstanding common stock (unless our board of directs extends the ten-day period) or (ii) the tenth business day after a person commences, or announces its intention to commence, a tender offer or exchange offer that would result in the bidder’s beneficial ownership of 15% or more of the shares of our common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The rights are also redeemable under other circumstances as specified in the rights agreement.

      The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after such time that there is an acquiring person no amendment may adversely affect the interest of the holders of the rights.

      Until a right is exercised, the holder of a right will have no rights by virtue of ownership as a stockholder of the company, including, without limitation, the right to vote or to receive dividends.

      The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by the company at the redemption price prior to the occurrence of a distribution date.

Transfer Agent and Registrar

      The transfer agent and registrar of our common stock is Mellon Investor Services, L.L.C.

PLAN OF DISTRIBUTION

      We may sell our common stock:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

      We may distribute our common stock:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      We will describe the method of distribution of our common stock in the applicable Prospectus Supplement.

      Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of our common stock). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each Prospectus Supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

      We may grant underwriters who participate in the distribution of our common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

      In connection with the offering of our common stock, certain underwriters and members of any selling group and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase shares of common stock for the purpose of stabilizing their market price.

      The underwriters in an offering of our common stock may also create a “short position” for their account by selling more shares of common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position either by purchasing shares of common stock in the open market following completion of the offering of our common stock or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with the other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the shares of common stock that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying Prospectus Supplement may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying Prospectus Supplement are required to be taken by any underwriters and, if they are undertaken, these transactions may be discontinued at any time.

      Our common stock is listed on the New York Stock Exchange under the symbol “CSU.” Any shares of common stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters or agents to or through which we may sell shares of common stock may make a market in our common stock, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market-making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of a trading market for shares of common stock that we may sell.

      Under the securities laws of some states, the common stock registered by the registration statement that includes this Prospectus may be sold in those states only through registered or licensed brokers or dealers.

      Any person participating in the distribution of the common stock registered under the registration statement that includes this Prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

      Offers to purchase the shares of our common stock offered by this Prospectus may be solicited, and sales of the shares may be made, by us of those shares directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resales of the shares. The terms of any offer made in this manner will be included in the Prospectus Supplement relating to the offer.

      If indicated in the applicable Prospectus Supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

      In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the shares of our common stock must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the shares are also being sold to underwriters, we must have sold to these underwriters the shares not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

      Some of the underwriters, dealers or agents used by us in any offering of shares of our common stock under this Prospectus may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

      Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to be reimbursed by us for certain expenses.

      If more than 10% of the net proceeds of any offering of securities made under this Prospectus will be received by NASD members participating in the offering or affiliates or associated persons of those NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

LEGAL MATTERS

      Jenkens & Gilchrist, P.C., Dallas, Texas, will pass on the validity of the common stock offered by this Prospectus for us. Any underwriter(s) or agents will be represented by their own legal counsel.

EXPERTS

      The consolidated financial statements of Capital Senior Living Corporation contained in our Annual Report (Form 10-K) for each of the three years in the period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC’s Public Reference Rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Rooms. Our SEC filings are also available to the public on the SEC’s Website at http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered in connection with this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, you should refer to the registration statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of each contract or document is qualified in all respects by reference to the contract or document. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

      Our common stock is listed on the New York Stock Exchange under the symbol “CSU.” Our reports, proxy statements and other information may also be read and copied at the offices of the New York Stock Exchange, Inc., located at 11 Wall Street, New York, NY 10005.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than current reports furnished on Form 8-K under Items 9 and 12):

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(2)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

(3)	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

(4)	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

(5)	the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on October 3, 1997, and any subsequent amendments or reports filed for the purpose of updating this description;

(6)	the description of rights to purchase our Series A junior participating preferred stock set forth in our registration statement on Form 8-A filed with the SEC on March 17, 2000, and any subsequent amendments or reports filed for the purpose of updating this description;

(7)	the following reports on Form 8-K:

(a)	Form 8-K filed with the SEC on May 6, 2003*;

(b)	Form 8-K filed with the SEC on July 30, 2003*;

(c)	Form 8-K/ A filed with the SEC on October 10, 2003;

(d)	Form 8-K filed with the SEC on November 5, 2003*;

(e)	Form 8-K/ A filed with the SEC on December 5, 2003; and

(8)	The sections entitled “Election of Directors,” “Executive Compensation,” “Principal Stockholders and Stock Ownership of Management” and “Certain Relationships and Related Transactions” contained in our Proxy Statement on Schedule 14A for our 2003 Annual Meeting of Stockholders.

*	Portions of these reports were furnished to the SEC under Item 9, Regulation FD Disclosure, and Item 12, Results of Operations and Financial Condition. Pursuant to General Instruction B(2) and (6) of Form 8-K, the portions of these reports submitted under Items 9 and 12 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, and we are not subject to the liabilities of that section. We are not incorporating by reference those portions of these reports that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and we will not incorporate by reference those portions of future filings of reports on Form 8-K into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or into this Prospectus that are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

      The reports and other documents that we file after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and will update, supplement and supersede the information in this Prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Capital Senior Living Corporation

14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
(972) 770-5600.

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Capital Senior Living Corporation

5,000,000 Shares

Common Stock

Prospectus Supplement

Jefferies & Company, Inc.	Southwest Securities, Inc.